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                                                                      Exhibit 11



                      NORTHWESTERN STEEL AND WIRE COMPANY

                        Computation of Income Per Share


                                                                       Three Months Ended
                                                                           October 31,
                                                              -------------------------------------

                                                                  1994                    1993
                                                              -------------           -------------

Net income                                                     $ 4,261,000             $ 3,242,000
                                                               ===========             ===========

Weighted average shares outstanding                             24,702,567              24,641,262


Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds used
 to purchase treasury stock at average market price                382,398                 484,385
                                                               -----------             -----------

Shares outstanding for net income
  per share calculation                                         25,084,965              25,125,647
                                                               ===========             ===========


Net income per share                                           $      0.17             $      0.13
                                                               ===========             ===========
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